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                            CERTIFICATE OF AMENDMENT

                                       OF

                              AMENDED AND RESTATED

                           CERTIFICATE OF DESIGNATIONS

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                               GRAPHIX ZONE, INC.

                         (Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware)

                              --------------------

          Graphix Zone, Inc., a Delaware corporation (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law of the State of Delaware at a meeting of the Board of Directors held on October 28, 1996:

          RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors hereby amends the Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock (the "Certificate of Designations"), such amendments to be effected as follows:

          1. By deleting Section 4(c) of the Certificate of Designations and substituting in lieu thereof the following:

          (c) Notwithstanding any other provision of this Section 4, the Corporation may elect by written notice mailed to the holders of the Series A Convertible Preferred Stock at their addresses appearing on the records of the Corporation not later than the payment date for such dividend not to declare or make payment of the amount of any quarterly dividend to the holders of shares of Series A Convertible Preferred Stock on the date therefor provided in Section 4(a), in which case, the accrued and unpaid dividends shall be taken into account at the time of conversion of shares of Series A Convertible Preferred Stock as provided in Section 9 and the Corporation shall have no further right to pay or declare and set aside for

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     payment such quarterly dividends not so declared or paid on such payment date unless the Corporation declares and pays dividends in an amount equal to 125 percent of the amount of the dividends not so declared or paid on such payment date and otherwise in accordance with Sections 4(a) and 4(b). Such dividends not so declared shall not bear interest.

          2. By deleting Section 4(f) of the Certificate of Designations in its entirety and substituting in lieu thereof the following:

          (f) Neither the Corporation nor any subsidiary of the Corporation shall (1) make any tender offer or exchange offer (a "Tender Offer") for outstanding shares of Common Stock unless the Corporation contemporaneously therewith makes an offer or (2) enter into an agreement regarding a Tender Offer for outstanding shares of Common Stock by any person other than the Corporation or any subsidiary of the Corporation unless such person agrees with the Corporation to make an offer, in either such case to each holder of outstanding shares of Series A Convertible Preferred Stock to purchase the same percentage of shares of Series A Convertible Preferred Stock held by such holder as the percentage of outstanding shares of Common Stock offered to be purchased in such Tender Offer at a price per share of Series A Convertible Preferred Stock equal to the product obtained by multiplying
     (1) the number of shares of Common Stock into which such share of Series A Convertible Preferred Stock could be converted in accordance with Section 9(a) (but without regard to the limitations on conversion contained in the proviso to the second sentence of Section 9(a)) on the date of purchase of such share of Series A Convertible Preferred Stock times (2) 125 percent of the cash price (or other consideration) per share of Common Stock offered in such Tender Offer.

          3. By deleting Section 9(a)(ii) of the Certificate of Designations in its entirety and substituting in lieu thereof the following:

          (ii) Each certificate for shares of Series A Convertible Preferred Stock shall, until such time as such legend, by its terms, no longer applies, contain one of the following legends as agreed in writing by the initial holder of such shares of Series A Convertible Preferred Stock at the time of original issuance thereof:

          "THESE SECURITIES ARE NOT CONVERTIBLE AT THE OPTION OF THE HOLDER HEREOF UNTIL ON OR AFTER THE 60TH DAY FOLLOWING THE ORIGINAL ISSUANCE OF ANY SHARES OF THIS SERIES OF PREFERRED STOCK."

          "THESE SECURITIES ARE NOT CONVERTIBLE AT THE OPTION OF THE HOLDER HEREOF UNTIL ON OR AFTER THE 90TH DAY FOLLOWING THE ORIGINAL ISSUANCE OF ANY SHARES OF THIS SERIES OF PREFERRED STOCK."

          "THESE SECURITIES ARE NOT CONVERTIBLE AT THE OPTION OF THE HOLDER HEREOF UNTIL ON OR AFTER THE 120TH DAY FOLLOWING THE


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          ORIGINAL ISSUANCE OF ANY SHARES OF THIS SERIES OF PREFERRED STOCK."

     Any new certificate issued upon transfer of any shares of Series A Convertible Preferred Stock or, in connection with a conversion of shares of Series A Convertible Preferred Stock, to evidence the unconverted balance of shares of Series A Convertible Preferred Stock shall bear the same legend as the certificate surrendered to the Corporation in connection herewith, if applicable.

          4. By deleting the definition of "Conversion Percentage" contained in Section 9(b) of the Certificate of Designations in its entirety and substituting in lieu thereof the following:

          As used herein, "Conversion Percentage" shall mean 80 percent, except that if, in connection with a particular conversion of shares of Series A Convertible Preferred Stock, the Corporation fails to issue and deliver the certificates for the Common Stock issuable upon such conversion to the holder converting such shares pursuant to the first sentence of paragraph 6 of Section 9(c) hereof within five (5) business days after surrender of certificates representing such shares, then the percentage stated above in this paragraph shall be reduced with respect to the conversion of such shares by one percentage point for each day following the third business day after such surrender of certificates representing such shares of Series A Convertible Preferred Stock for conversion to (but excluding) the date the Corporation delivers to such holder the certificates for the shares of Common Stock issued upon such conversion.

          IN WITNESS WHEREOF, this Certificate of Amendment is executed on behalf of the Corporation by its President as of the 29th day of October, 1996.



                                   /S/NORMAN H. BLOCK
                                   ----------------------------------------
                                   Norman H. Block, President


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